Exhibit 99.7

Stock Appreciation Rights Agreement

WHEREAS,                      (the “Rights Holder”) is an employee of Aerojet Rocketdyne Holdings, Inc. (the “Company”) or a Subsidiary of the Company (“Subsidiary”); and

WHEREAS, the grant of stock appreciation rights to the Rights Holder has been duly authorized by a resolution of the Organization & Compensation Committee (the “Committee”) of the Board of Directors or, if applicable, by the Board of Directors (the “Board”) of the Company effective as of                     .

NOW, THEREFORE, pursuant to the Company’s 2018 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Rights Holder, as of                      the (“Date of Grant”),                      Free-Standing Appreciation Rights (“SAR”) subject to the terms and conditions of the Plan and pursuant to this Stock Appreciation Rights Agreement (the “Agreement”) entitling Rights Holder to obtain, upon the exercise of SARs on the terms and conditions set forth herein, a cash payment as determined herein.

1. Exercisability of SARs.

(a) Provided that the Rights Holder remains in continuous employment as an employee of the Company or a Subsidiary through such date, the SARs covered by this Agreement will become exercisable as follows:                     .

To the extent that the SARs will have so become exercisable, the SARs may be exercised in whole or in part from time to time.

(b) For the purposes of this Agreement, the continuous employment of the Rights Holder with the Company or a Subsidiary will not be deemed to have been interrupted, and the Rights Holder will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of his employment among the Company and its Subsidiaries or (ii) an approved leave of absence.

(c) Notwithstanding the provisions of Subsection (a) of this Section 1, the SARs will become immediately exercisable in full upon the occurrence of a change in control of the Company. For purposes of this Agreement, the term “change in control” will have the meaning given such term under the Plan as in effect on the Date of Grant.

2. Exercise of SARs. SARs may be exercised only by contacting Fidelity Stock Plan Services, LLC, by phone at 1-800-xxx-xxxx or by visiting their website at www.Fidelity.com.

3. Payment of SAR Value.

(a) Upon the exercise of SARs in accordance with Section 2, the Company shall make a cash payment for the SAR Value relating to such exercise to the Rights Holder.

(b) SAR Value shall be the product of (i) the number of shares of common stock of the Company, $.10 par value per share (“Share”) with respect to which the SAR is exercised, and (ii) the excess of the Fair Market Value of a Share on the date of exercise over $                     (the “Grant Price”).

(c) Fair Market Value shall mean the last sales price reported for the Shares on the applicable date as reported on the principal national securities exchange in the United States on which it is then traded or The NASDAQ Stock Market (if the Shares are so listed), or, if not so listed, the mean between the closing bid and asked prices of publicly traded Shares in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the Internal Revenue Code of 1986 (“Code”).

4. Term of SARs.

(a) Exercisable SARs. SARs that have become exercisable will terminate on the earliest of the following dates:

(i) Ninety (90) calendar days after the Rights Holder ceases to be an employee of the Company or a Subsidiary for any reason other than retirement, death or disability, for any SARs that have become exercisable prior to the Rights Holder’s ceasing to be an employee of the Company or a Subsidiary.

(ii) Seven years from the Date of Grant for any SARs that have become exercisable prior to the retirement, death or disability of the Rights Holder, if the Rights Holder retires, dies or becomes disabled while an employee of the Company or a Subsidiary. For purposes of this Agreement, “retirement” shall mean termination of employment after having attained eligibility for normal retirement or early retirement under the defined benefit retirement plan of the Company that would be applicable to the Rights Holder, regardless of whether the Rights Holder is accruing benefits under such plan.

(iii) Seven years from the Date of Grant.

(b) SARs Not Yet Exercisable. SARs that have not become exercisable prior to the termination of the Rights Holder’s employment with the Company or a Subsidiary for any reason will terminate on the date of termination of employment.

In the event that the Rights Holder’s employment with the Company or its Subsidiaries is terminated for cause, all SARs will terminate as of the time of such termination, notwithstanding any other provision of this Agreement.

5. Transferability.

(a) SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or the laws of descent and distribution or otherwise as required by law and may be exercised during the lifetime of the Rights Holder only by the Rights Holder or the Rights Holder’s guardian or legal representative acting on behalf of the Rights Holder in a fiduciary capacity under state law and court supervision.

(b) Notwithstanding the provisions of Section 5(a), SARs shall be transferable by a Rights Holder without payment of consideration therefore by the transferee, to any one or more members of the Rights Holder’s Immediate Family (“Immediate Family” as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended, or any successor rule to the same effect, as in effect from time to time) (or to one or more trusts established solely for the benefit of such Rights Holder and/or one or more members of the Rights Holder’s Immediate Family or to one or more partnerships in which the only partners are such Rights Holder and/or members of the Rights Holder’s Immediate Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Rights Holder. Following transfer, any such SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Rights Holder” shall be deemed to refer to the transferee. The events of termination of employment of Sections 1 and ~~4~~ shall continue to be applied with respect to the original Rights Holder, following which the SARs shall be exercisable by the transferee only to the extent, and for the period specified in this Agreement.

6. Adjustments. The Committee may make adjustments, consistent with the Section 409A Rules, in the terms and conditions of, and the criteria included in, this Agreement, in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on the Rights Holder under the Plan.

7. Taxes/Withholding.

(a) The Company will compute and report all taxes related to an exercise of SARs based upon the Fair Market Value of the Shares on the Exercise Date. The amount of taxable income reported in connection with a SAR exercise will not be affected by previous or subsequent market fluctuations.

(b) The Company will withhold the minimum statutory amount to satisfy applicable federal, state, local, FICA, Social Security or foreign taxes in connection with the exercise of SARs.

8. Section 409A. SARs granted hereunder may be amended from time to time as may be necessary or appropriate to comply with the Section 409A Rules.

9. Employment Rights. The Plan and this Agreement will not confer upon the Rights Holder any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Rights Holder at any time.

10. Relation to Other Benefits. Any economic or other benefit to the Rights Holder under this Agreement will not be taken into account in determining any benefits to which the Rights Holder may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

11. Notices. Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Rights Holder at the address appearing in the personnel records of the Company for such Rights Holder, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

12. Agreement Subject to the Plan. The SARs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern.

13. Amendments. The Committee may amend this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Rights Holder under this Agreement without the Rights Holder’s consent, except as required under the tax laws.

14. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

15. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

16. Certain Defined Terms. In addition to the terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

This Agreement is effective as of                     .

AEROJET ROCKETDYNE HOLDINGS, INC.

By:

The undersigned Rights Holder hereby acknowledges receipt of an executed original of this Stock Appreciation Rights Agreement and accepts the SARs subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Participant Name

4